Exhibit 10.3

DOE F 4600.1# (7/08)	U.S DEPARTMENT OF ENERGY NOTICE OF FINANCIAL ASSISTANCE AWARD

Under the authority of Public Law 109-58, Energy Policy Act (2005)

1. PROJECT TITLE Demonstration of Integrated Biorefinery Application MAS10BIO5		2. INSTRUMENT TYPE
☐ GRANT ☑ COOPERATIVE AGREEMENT

3. RECIPIENT (Name, address, zip code) Mascoma Corporation 1380 Soldiers Field Road Boston, MA 02135		4. INSTRUMENT NO. DE-FC36-08GO18103	5. AMENDMENT NO. A000
		6. BUDGET PERIOD FROM: 9/30/2008 THRU: 9/30/2009	7. PROJECT PERIOD FROM: 9/30/2008 THRU: 1/31/2012

8. RECIPIENT PROJECT DIRECTOR (Name, phone and E-mail)		10. TYPE OF AWARD

Michael Ladisch E-Mail: mladisch@mascoma.com	Ph: 603-676-3320	☑ NEW ☐ CONTINUATION ☐ RENEWAL

9. RECIPIENT BUSINESS OFFICER (Name, phone and E-mail)		☐ REVISION ☐ INCREMENTAL FUNDING

Justin van Rooyen E-Mail: jvanrooyen@mascoma.com	Ph: 617-715-1451

11. DOE PROJECT OFFICER (Name, address, phone and E-mail)		12. DOE AWARD ADMINISTRATOR (Name, address, phone and E-mail)

Bryna Berendzen Golden Field Office 1617 Cole Blvd. Golden CO. 80401 E-Mail: bryna.berendzen@go.doe.gov	Phone: 303-275-4946	Melissa Y. Wise Golden Field Office 1617 Cole Blvd. Golden CO. 80401-3305 E-Mail: melissa.wise@go.doe.gov	Phone: 303-275-4907

13. RECIPIENT TYPE

☐ STATE GOV’T ☐ LOCAL GOV’T	☐ ☐	INDIAN TRIBAL GOV’T INSTITUTION OF HIGHER EDUCATION	☐ ☐	HOSPITAL OTHER NONPROFIT ORGANIZATION	☑ ☑	FOR PROFIT ORGANIZATION C ☐ P ☐ SP	☐ INDIVIDUAL ☐ OTHER (Specify): _________________

14. ACCOUNTING AND APPROPRIATIONS DATA:											15. EMPLOYER I.D.
Fund	Year	Allottee	Reporting Entity	SSL	Object Class	Project	Program	WFO	Local Use	Amount	a. TIN: 203639247
		31	200835			0000000		0000000	0000000	$0.00	b. DUNS: 614859374
00550	2007	31	200835	61000000	41000	0000000	1004173	0000000	0000000	$8,000,000.00

16. BUDGET AND FUNDING INFORMATION

a. CURRENT BUDGET PERIOD INFORMATION		b. CUMULATIVE DOE OBLIGATIONS

(1) DOE Funds Obligated This Action	$8,000,000.00	(1) This Budget Period	$8,000,000.00
(2) DOE Funds Authorized for Carry Over	$0.00	[Total of lines a.(1) and a.(3)]
(3) DOE Funds Previously Obligated in this Budget Period	$0.00
(4) DOE Share of Total Approved Budget	$10,065,729.00	(2) Prior Budget Periods	$0.00
(5) Recipient Share of Total Approved Budget	$10,065,729.00
(6) Total Approved Budget	$20,131,458.00	(3) Project Period to Date	$8,000,000.00
		[Total of lines b.(1) and b.(2)]

17. TOTAL ESTIMATED COST OF PROJECT, INCLUDING DOE FUNDS TO FFRDC: $20,131,458.00

     (This is the current estimated cost of the project. It is not a promise to award nor an authorization to expend funds in this amount.)

18.	AWARD/AGREEMENT TERMS AND CONDITIONS
This award/agreement consists of this form plus the following:
a. Special terms and conditions.
b. Applicable program regulations (Specify) N/A (Date)
c. DOE Assistance Regulations, 10 CFR Part 600 at http://ecfr.qpoaccess.gov and if the award is for research and to a university or non-profit, the Research Terms and Conditions and the DOE Agency Specific Requirements at http://www.nsf.gov/bfa/dias/policy/rtc/index.jsp.
d. Application/proposal as approved by DOE.
e. National Policy Assurances to be incorporated as Award Terms in effect on date of award at http://www.management.energy.gov/business_doe/1374.htm.

19.	REMARKS

This is a conditional award, comprised of this Notice of Financial Assistance Award; Attachment 1, Special Terms and Conditions; and Attachment 5, Statement of Project Objectives. Upon successful completion of negotiations, this award will be amended to lift its conditional status, revise the Special Terms and Conditions, and add the following additional Attachments: Intellectual Property Provisions (Attachment 2); Budget Information - Non Construction Programs, SF-424A (Attachment 3); and Federal Assistance Reporting Checklist and Instructions, DOE F 4600.2 (Attachment 4).

20. EVIDENCE OF RECIPIENT ACCEPTANCE	21. AWARDED BY

/s/ Bruce Jamerson	9/30/08	/s/ James P. Damm	9/23/08
(Signature of Authorized Recipient Official)	(Date)	(Signature)	(Date)

Bruce Jamerson		James P. Damm
(Name)		(Name)

CEO, Mascoma Corp.		Contracting Officer
(Title)		(Title)

DE-FC36-08GO18103/A000

Attachment #1

SPECIAL TERMS AND CONDITIONS

JUNE 2008

Table of Contents

Number Page	Subject
1.	CONDITIONAL AVAILABILITY OF FUNDS	2
2.	INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION	2
3.	COST SHARE	2
4.	REPORTING REQUIREMENTS	3
5.	PAYMENT PROCEDURES	4
6.	REBUDGETING AND RECOVERY OF INDIRECT COSTS	5
7.	INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP	5
8.	CONTINUATION APPLICATION AND FUNDING	6
9.	NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS	6
10.	RESOLUTION OF CONFLICTING CONDITIONS	7
11.	STATEMENT OF FEDERAL STEWARDSHIP	7
12.	STATEMENT OF SUBSTANTIAL INVOLVEMENT	7
13.	SITE VISITS	8
14.	PUBLICATIONS	9
15.	FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS	9
16.	LOBBYING RESTRICTIONS	9
17.	NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS – SENSE OF CONGRESS	9

DE-FC36-08GO18103/A000

Attachment #1

1.	CONDITIONAL AVAILABILITY OF FUNDS

a.	Notwithstanding the obligation of funds shown in Block 16(A)(1) of the Notice of Financial Assistance Award (NFAA), the parties hereby agree that the availability of funds to the Awardee for payment of costs incurred by the Awardee is conditioned upon Contracting Officer review and approval of the Awardee’s application and completion of negotiations. No funds, therefore, shall be made available to the Awardee for payment, and DOE does not guarantee or assume any obligation to reimburse costs incurred by the Awardee during the negotiation process.

b.	When the parties have completed negotiations of all final special terms and conditions for this award, the Contracting Officer will issue an amendment to this award making available the obligated amount for payment in accordance with the payment provisions contained in the Special Terms and Conditions. The Awardee may then receive payment for allowable costs incurred or recognize costs incurred toward cost share requirements, as applicable, in accordance with the negotiated payment provisions.

c.	Failure by the Awardee to provide acceptable application information, and any supporting documentation requested by the Contracting Officer, or failure to complete negotiations, will be deemed a Noncompliance pursuant to 10 CFR 600.24. Based on such noncompliance, the Contracting Officer may unilaterally terminate or suspend this award and deobligate the amounts obligated. In such case, the Awardee shall not be reimbursed for costs incurred at the Awardee’s risk, as described in Paragraph a. above.

2.	INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION

The intellectual property provisions applicable to this award will be included as Attachment 2 to the amended award upon completion of negotiations. A list of all intellectual property provisions may be found at http://www.gc.doe.gov/financial_assistance_awards.htm.

3.	COST SHARE

The following provision will be revised in an amended award, to include the breakdown, by DOE and Awardee shares, of the negotiated budget for the award, and therefore the entries in the table below are subject to change. The negotiated Budget the table will be based on, upon completion of negotiations, will be Attachment 3 of the amended award.

a.	Total Estimated Project Cost is the sum of the DOE share and Awardee share of the estimated project costs. The Awardee’s cost share must derive from non-Federal sources unless otherwise allowed by law. By accepting federal funds under this award, the Awardee agrees to be responsible for its percentage share of total allowable project costs, on a budget period basis, even if the project is terminated early or is not funded to its completion. This cost is shared as follows:

DE-FC36-08GO18103/A000

Attachment #1

Budget Period No.	Budget Period Start Date	DOE Cost Share $ / %	Awardee Cost Share $ / %	Total Estimated Costs
1	09/30/2008	$10,065,729/50%	$10,065,729/50%	$20,131,458
Total Project		$10,065,729/50%	$10,065,729/50%	$20,131,458

b.	If the Awardee is unable to provide cost share of the amount identified in paragraph a. of this article, the Awardee shall notify the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award, indicating whether the project will continue or be phased out. If the project will continue, the notification must describe how replacement cost share will be secured.

c.	The Awardee must maintain records of all project costs that are claimed as cost share, including in-kind costs, as well as records of costs to be paid by DOE. Such records are subject to audit.

d.	Failure to provide the cost share required by this Article may result in the subsequent recovery by DOE of some or all the funds provided under the award.

4.	REPORTING REQUIREMENTS

a.	Requirements. The reporting requirements for this award will be identified on a Federal Assistance Reporting Checklist, DOE F 4600.2, and become Attachment 4 to an amended award upon completion of negotiations. (A sample checklist may be found at the following link:

http://www.management. energy. gov/documents/DOEF46002 PolicyVersion.pdf.

Failure to comply with the reporting requirements will be considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

b.	Dissemination of scientific/technical reports. Scientific/technical reports submitted under this award will be disseminated on the Internet via the DOE Information Bridge (www.osti.gov/bridge), unless the report contains patentable material, protected data or SBIR/STTR data. Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

c.	Restrictions. Reports submitted to the DOE Information Bridge must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

DE-FC36-08GO18103/A000

Attachment #1

5.	PAYMENT PROCEDURES

REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDER INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)

a.	Method of Payment. Payment will be made by reimbursement through ACH.

b.	Requesting Reimbursement. Requests for reimbursements must be made electronically through Department of Energy’s Oak Ridge Financial Service Center (ORFSC) VIPERS. To access and use VIPERS, the Awardee must enroll at

https://finweb.oro.doe.gov/vipers.htm. Detailed instructions on how to enroll are provided on the web site.

For non-construction awards, the Awardee must submit a Standard Form (SF) 270, “Request for Advance or Reimbursement” at https://finweb.oro.doe.gov/vipers.htm and attach a file containing appropriate supporting documentation. The file attachment must show the total federal share claimed on the SF 270, the non-federal share claimed for the billing period if cost share is required, and cumulative expenditures to date (both Federal and non-Federal) for each of the following categories: salaries/wages and fringe benefits; equipment; travel; participant/training support costs, if any; other direct costs, including subawards/contracts; and indirect costs. For construction awards, the Awardee must submit a SF 271, “Outlay Report and Request for Reimbursement for Construction Programs,” through VIPERS.

c.	Timing of submittals. Submittal of the SF 270 or SF 271 should coincide with the Awardee’s normal billing pattern, but not more frequently than every two weeks. Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

d.	Adjusting payment requests for available cash. The Awardee must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE/NNSA.

e.	Payments. The DOE approving official will approve the invoice as soon as practicable but not later than 30 days after a request is received, unless the billing is improper. Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment. The Awardee may check the status of payments at the VIPERS web site. All payments are made by electronic funds transfer to the bank account identified on the ACH Vendor/Miscellaneous Payment Enrollment Form (SF 3881) filed by the Awardee.

DE-FC36-08GO18103/A000

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6.	REBUDGETING AND RECOVERY OF INDIRECT COSTS

a.	If actual allowable indirect costs are less than those budgeted and funded under the award, the Awardee may use the difference to pay additional allowable direct costs during the project period. If at the completion of the award the Government’s share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, the Awardee must refund the difference.

b.	Awardees are expected to manage their indirect costs. DOE will not amend an award solely to provide additional funds for changes in indirect cost rates. DOE recognizes that the inability to obtain full reimbursement for indirect costs means the Awardee must absorb the underrecovery. Such underrecovery may be allocated as part of the organization’s required cost sharing.

7.	INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

a.	The Awardee shall immediately notify the DOE Administrator identified in Block 12 of the Notice of Financial Assistance Award of the occurrence of any of the following events: (i) the Awardee, or the Awardee’s parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) the Awardee’s consent to the institution of an involuntary case under the Bankruptcy Act against the Awardee or its parent; (iii) the filing of any similar proceeding for or against the Awardee or its parent, or its consent to, the dissolution, winding-up or readjustment of its debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over the Awardee, under any other applicable state or federal law; or (iv) the Awardee’s insolvency due to its inability to pay its debts generally as they become due.

b.	Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in paragraph (a); (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

c.	Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of the award to determine the Awardee’s compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports). If a DOE review determines that there are significant deficiencies or concerns with the Awardee’s performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change the Awardee payment method; or (ii) institute payment controls.

d.	Failure of the Awardee to comply with this provision may be considered by the Contracting Officer to be a material noncompliance of this financial assistance award.

DE-FC36-08GO18103/A000

Attachment #1

8.	CONTINUATION APPLICATION AND FUNDING

a.	Continuation Application. A continuation application is a non-competitive application for an additional budget period within a previously approved project period. At least 90 days before the end of each budget period, the Awardee must submit to the DOE Project Officer identified in Block 11 and the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award its continuation application, which includes the following information:

1.	A report on the Awardee’s progress towards meeting the objectives of the project, including any significant findings, conclusions, or developments, and an estimate of any unobligated balances remaining at the end of the budget period. If the remaining unobligated balance is estimated to exceed 20 percent of the funds available for the budget period, an explanation is required of why the excess funds have not been obligated and how they will be used in the next budget period.

2.	A detailed budget and supporting justification for the upcoming budget period if additional funds are requested, a reduction of funds is anticipated, or a budget for the upcoming budget period was not approved at the time of award.

3.	A description of the Awardee’s plans for the conduct of the project during the upcoming budget period, if there are changes from the DOE approved Statement of Project Objectives.

b.	Continuation Funding. Continuation funding is contingent on (1) availability of funds; (2) substantial progress towards meeting the objectives of the award; (3) submittal of required reports; or (4) compliance with the terms and conditions of the award.

9.	NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS

The Awardee and any of its subawardees is restricted from taking any action using Federal funds, which would have an adverse affect on the environment or limit the choice of reasonable alternatives prior to DOE providing either a NEPA clearance or a final NEPA decision regarding this project. If the Awardee moves forward with activities that are not authorized by the Contracting Officer for federal funding by the DOE under this award, in advance of negotiations, to include DOE initiating the NEPA process, the Awardee is doing so at risk of deobligation of federal funding and such costs may not be recognized as allowable cost share.

If this award includes construction activities, the Awardee must submit an environmental evaluation report/evaluation notification form addressing NEPA issues prior to DOE initiating the NEPA process.

DE-FC36-08GO18103/A000

Attachment #1

10.	RESOLUTION OF CONFLICTING CONDITIONS

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award, as shown in Block 18 of the Notice of Financial Assistance Award (NFAA) must be referred to the DOE Award Administrator identified in Block 12 of the NFAA for guidance.

11.	STATEMENT OF FEDERAL STEWARDSHIP

DOE will exercise normal Federal stewardship in overseeing the project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to ensure that the award objectives have been accomplished.

12.	STATEMENT OF SUBSTANTIAL INVOLVEMENT

1.	Government Insight

In order to adequately monitor project progress and provide technical direction to the Recipient, DOE must be provided with an adequate level of insight into various Recipient activities. Government Insight activities by DOE include attendance at Recipient meetings, reviews and tests, as well as access for DOE’s consultants to perform independent evaluations of Recipient’s plans and processes. The Recipient shall notify the DOE Project Officer of meetings, reviews, and tests in sufficient time to permit DOE participation and provide all appropriate documentation for DOE review.

2.	Specific activities to be conducted by DOE

a.	Risk Evaluation – DOE will review the Recipient’s initial Risk Mitigation Plan (RMP) for quality and completeness. DOE will also monitor updates to the RMP and actions taken by the Recipient during the performance of its award to mitigate risks and improve the probability of successful construction of a demonstration scale cellulosic biorefinery. At DOE’s discretion, additional independent risk analyses of the project by DOE consultants may be requested.

b.	Independent Engineering Assessments – DOE will engage a private, independent engineering (IE) firm to assist in assessing the progress of the project and provide timely and accurate reports to DOE. The Recipient will ensure that the IE has access to any and all relevant documentation sufficient to allow the IE to provide independent evaluations to DOE on the progress of the project. Such documentation includes but is not limited to the following:

1.	Drawings and specifications

DE-FC36-08GO18103/A000

Attachment #1

2.	Construction and Execution plans

3.	Resource loaded schedules

4.	Design functions and requirements for the site final design review

5.	Risk management plans

6.	Value management and engineering studies and/or plans

7.	Acquisition strategies

8.	Project execution plans

9.	Project controls including earned value management systems

10.	Qualifications of the integrated project team.

11.	Financial strategy for funding the construction project

12.	Updated marketing and business plan

DOE will evaluate the quality and completeness of information and documentation provided by the Recipient to DOE and its consultants in order to allow DOE to provide technical direction to the Recipient about how best to achieve the objectives of the project. Consultants to DOE may not provide technical direction to the Recipient.

3.	Amendment Approval

The DOE Contracting Officer is the only individual who may amend this award or commit DOE to the expenditure of additional public funds. Any commitment by anyone other than the Contracting Officer, either expressed or implied, is invalid.

4.	Stage Gate Approval Process

DOE will require a stage gate review between the first two budget periods of the project. Stage 1 (Budget Period 1) will culminate with a DOE Go/No Go decision point, the Gate Review. DOE will make the Go/No Go decision based upon the results of this review, prior to the project moving forward to Stage 2 (Budget Period 2). This will occur once all activities within Stage 1 have been completed to the satisfaction of the DOE Contracting Officer. Stage 1 activities are described in the SOPO.

13.	SITE VISITS

DOE’s authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. The Awardee must provide, and must require its subawardees to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the DOE and any other government representatives in the performance of their duties. All site visits and evaluations will be performed in a manner that does not unduly interfere with or delay the work.

DE-FC36-08GO18103/A000

Attachment #1

14.	PUBLICATIONS

a.	The Awardee is encouraged to publish or otherwise make publicly available the results of the work conducted under the award.

b.	An acknowledgment of Federal support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment: “This material is based upon work supported by the Department of Energy [National Nuclear Security Administration] [add name(s) of other agencies, if applicable] under Award Number(s) [enter the award number(s)].”

Disclaimer: “This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.”

15.	FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

The Awardee must obtain any required permits and comply with applicable federal, state, and municipal laws, codes, and regulations for work performed under this award.

16.	LOBBYING RESTRICTIONS

By accepting funds under this award, the Awardee agrees that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.

17.	NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS – SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

DE-FC36-08GO18103/A000

Attachment #5

STATEMENT OF PROJECT OBJECTIVES

Mascoma Corporation

Project Title: Demonstration of Integrated Biorefinery Application MAS10BIO5

A. PROJECT OBJECTIVES

Mascoma intends to construct a flexible manufacturing facility allowing the demonstration of their proprietary technologies for the continuous manufacture of cellulosic ethanol at approximately 200 T/day with wood as the feedstock. Mascoma estimates this scale is approximately what will be needed for a demonstration plant that will lead to commercial operation. The lessons generated from this project will allow reduction in capital and operating cost sufficient to enable profitable operation of cellulose ethanol at commercial scale, backed with sufficient operating data to allow large-scale project execution using an EPC contract including a process guarantee.

Mascoma and its State, industrial and university partners will design, engineer, and build a demonstration facility in an area that has access to wood and switchgrass feedstock sources. Led by Mascoma, this partnership will act as a lens to focus its considerable intellectual capital and resources on pursing, an aggressive timeline for achieving commercial cellulose ethanol production in 2011. Methods for developing the logistical supply chain for wood will be contributed by the industrial partners, while university partners will develop additional grass and hybrid poplar feedstocks.

Project objectives are to:

1. Rapidly prototype and build an industrial-scale fermenter system based on Mascoma’s ; consolidated bioprocessing technology;

2. Generate engineering data, advanced bioprocess design, proof of robustness, and process guarantees for designing a demonstration scale or larger commercial plant during budget period 1.

3. Concurrently design a best in class, integrated cellulose ethanol plant for transforming locally grown mixed hardwoods or switchgrass into ethanol;

4. Construct and operate the plant to demonstrate cellulose ethanol production.

These objectives address the most significant engineering impediment to large scale ethanol production: carrying out fermentation and solids processing of cellulose in concentrated aqueous slurries of pretreated wood and other cellulose feedstocks using advanced micro-organisms. To address this challenge, Mascoma and its partners will systematically scale-up fermenters of progressively larger volume for process testing in its facility in Rome, New York, during the budget period 1 of this project.

1

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Mascoma will complete the preliminary engineering for a demonstration scale expandable plant to be constructed in the host State shortly after the work in budget period 1 has been completed. A major advantage of this approach is that the design of the plant in the host state will benefit from the learnings and validations accomplished at Mascoma’s NY pilot facility between now and the end of 2009. The scale-up and validation program at our test facility during this period will both inform, and be informed by, the preliminary engineering outputs with respect to operational and capital expenses. Support letters from our key partners confirm their commitments to support this program.

B. PROJECT SCOPE

The project scope addresses the US Department of Energy Office of Biomass Program’s financial assistance funding opportunity for Demonstration of Integrated Biorefinery Operations for Producing Biofuels and Chemical/Materials Products Funding Opportunity Number: DE-PS36-07GO97003. Text that is marked by quotations is taken from the announcement. The “project will design, construct, build and operate/validate an integrated biorefinery demonstration employing terrestrial lignocellulosic feedstocks for the production of some combination of (i) liquid transportation fuel that is a fungible replacement for liquid transportation fuels currently used in the existing infrastructure; (ii) biobased chemicals; and (iii) substitutes for petroleum-based feedstocks and products.”

The focus of our work will be carried out in the context of a “biorefinery demonstration scale plant that will be approximately one-tenth of the projected scale of a first-commercial facility.” Mascoma will provide “preliminary design and economic projections for their envisioned first commercial biorefinery” and relate these parameters to the proposed, smaller-scale project. Per Section 932 (d)l,A, of the solicitation, Mascoma will “use of a variety of lignocellulosic feedstocks.” Wood and switchgrass will be pursued in the work to be carried out by Mascoma and its partners that will include technology to collect and treat a variety of biomass feedstocks. The biorefinery technologies and system to be developed are intended to proceed rapidly “to commercial demonstration following successful completion of the proposed project in the near to midterm.”

C. TASKS TO BE PERFORMED

Mascoma will take its unique technological solutions and apply process development, systematic scale-up, and study of specific unit operations in order to obtain the data and the design basis that will reduce capital and operating costs, technological and business risk, and time to market.

Reduction of Operational Expenses: Major contributions to operating expenditure for a cellulosic biorefinery are cellulase enzymes and feedstock. Mascoma’s research and development has developed first generation technology that combines aqueous pretreatment with cellulolytic microorganisms and microorganisms capable of fermenting both glucose and xylose to ethanol. This approach reduces the need and therefore the cost of added enzymes, as well as establishing the platform for rapid, and future improvements in the production of cellulose ethanol. The other key component of operational cost is feedstock. Mascoma’s partners will secure feedstock that will enable cost-competitive production of ethanol.

2

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Reduction of Capital Expenses: Capital expenses for cellulose conversion technology will decrease as the industry matures. Mascoma’s goal is to achieve capital cost reduction as quickly as possible through scaling up and testing first generation technology starting this year. This sets the stage for systematically introducing second generation technology with more advanced microorganisms that will utilize fermenter and pretreatment designs developed based on first generation biotechnology. Second generation microorganisms will simultaneously hydrolyze lignocellulosic material and ferment a broad range of sugars to ethanol while generating their own enzymes to achieve this result. Further capital cost reductions could be achieved through a co-location strategy so that cellulosic biorefineries are sited to take full advantage of existing investments in utilities thereby reducing the total investment required for the first plant. The work under this project will identify the requirements that define a co-location strategy, as well as designs that will enable such an approach to be carried out.

Risk Reduction: Mascoma is reducing risk through its research and development on microorganisms that have combined cellulolytic and fermentative functions engineered into their genes. Business risk is being addressed through strategic partnerships at the state and federal levels as well as key industries that will impact feedstock supply, ethanol distribution, and plant construction. Risk reduction will also result through the design, construction, testing and integration of hardware that will enable the biotechnology to function at commercial scale, and in volumes that are many orders of magnitude larger than those used in the laboratory during the discovery process. Some unit operations may be designed from existing commercial technology for processing of wood, distillation of ethanol, centrifugation of colloidal suspensions, and sterilization. For these components, scale-up of the equipment is predictable. However, the key unknown is the design and operation of high-solids, large scale fermentation systems that are integrated with pretreatment. This is the focus of the proposed work.

BUDGET PERIOD 1: Engineering Scale-up

Successful completion of this phase of the project will require that a large scale fermenter be installed and in operation within budget period 1 so that robustness and operating parameters may be measured, and the option of the fermentation system be validated before proceeding to budget period 2. Budget period 1 will only include research and development, preliminary project engineering and design, and planning and permitting activities necessary to move the project forward into budget period 2.

Task 1.0 Engineering Scale-up and Process Development

Engineering scale-up and process development will occur during budget period 1. Key elements of this task will start with selection and initiation of work of the engineering contractors, assembling the team that will design and build the scale-up facility, defining the scope, and culminating in the installation of the industrial fermenter for completion of its testing during budget period 1.

Task 2.0 Developmental Runs

This task will generate engineering data, advanced bioprocess design, proof of robustness, and process guarantees needed to design a demonstration or larger commercial plant within 12

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months from the start of the project. Developmental runs will be carried out during budget period 1 in order to determine physical parameters associated with processing of wood or switchgrass at high solids processing, both inside and outside of the tank. These tasks will be accomplished by adding detail to our existing pilot facility in Rome, NY.

Task 3.0 Reporting

A key component for making the transition from testing to further design for a demonstration scale facility is the communication of the results and recommendations to a broader audience. This will be achieved through written reports that are submitted to the DOE and the PI, as well as through brief but regularly scheduled meetings of all people on the site. The report will be assembled by the steering team.

Task 4.0 Assemble Process Engineering team

The process engineering team will be selected from existing engineers that have prior experience with the fermenter and other key components associated with this project. A key selection criterion for all of the members of the team will be prior experience in design and / or operation of the key elements of solids handling and design of ethanol plants.

Task 5.0 Select and Start Process Engineering Contractor

The selection of the engineering contractor will be a critical step for building the first facility, and hence the engineering contractor selection must be done early during the start of the project. Once the contractor is selected, the contractor will be briefed on project goals, resources, and timeline.

Task 6.0 Process Engineering Initiated

After the team is selected and contractor is selected, process engineering efforts will be initiated through several meetings in which all of the participants will be brought together and briefed on the goals, timelines, and deliverables.

Task 7.0 Schedule A Engineering Package, NEPA, Cost Estimates (34%)

The schedule A package consists of the plant design, process flow sheets, an equipment list, and recommendations. Mascoma will be gathering more data for a baseline NEPA determination to determine whether an EA or EIS are required to proceed to budget period 2. Together with the designs for initiating construction, this task is a key step on the pathway to commercialization

Upon completion of these tasks, a formal project review will occur, including an External Independent Review by DOE’s Third Party Independent Engineer. DOE will make a go/no go decision based upon the results of this review, prior to the project moving forward to budget period 2.

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